China Intelligent Lighting Receives Additional Deficiency Letter

HUIZHOU, China, May 20, 2011-- China Intelligent Lighting and Electronics, Inc. (NYSE Amex: CIL) (the "Company") today announced that it received an additional deficiency letter from the NYSE Amex LLC (the “Exchange”) due to the Company’ inability to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2011 (the “Quarterly Report”).  Sections 134 and 1101 of the Exchange Company Guide (the “Company Guide”) require the timely filing of such periodic reports with the Securities and Exchange Commission.  The staff of the Exchange (the “Staff”) cites the Company’s failure to file its Quarterly Report within the prescribed filing deadline in its determination that the Company has failed to comply with certain continued listing standards of the Exchange.

As previously reported, the Company received a delisting notification from the Exchange on April 5, 2011 due to the Company’s noncompliance with Sections 1003(f)(iii), 132(e), 1003(d), 1002(e), 127, 803B(2), 802(a), 134 and 1101 of the Company Guide.  As a result, the Company was subject to delisting unless it requested an appeal of the Staff’s delisting determination.  In response, the Company timely appealed the Staff’s determination for a hearing before a Listing Qualifications Panel, which is currently scheduled to be held in June 2011.  According to the deficiency letter, the Company will have the opportunity to address these issues, among others, as well as all of the other continued listing deficiencies, at its scheduled hearing.

About China Intelligent Lighting and Electronics, Inc.

China Intelligent Lighting and Electronics, Inc. (NYSE Amex: CIL) is a China-based company that provides a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally. The Company currently offers over 1,000 products that include LEDs, long life fluorescent lights, ceiling lights, metal halide lights, super electric transformers, grille spot lights, down lights, and recessed and framed lighting.

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Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the Company's ability to successfully appeal the delisting notification from NYSE Amex; the Company's ability to timely complete an internal investigation into allegations of frauds from its former independent auditor; the discovery of additional issues related to the Company's accounting records which may extend the investigation; costs and expenses incurred by the Company related to the internal investigation, including legal and other professional service fees, and the ultimate findings and conclusions of such investigation; the Company's exposure to shareholder lawsuits that have been filed against the Company in connection with the matters subject to the investigation, in addition to costs and expenses that will be incurred by the Company related to the defense of such claims, particularly in light of the Company's lack of insurance that will cover any of the costs; the ability of its new independent auditing firm to audit the Company's financial statements for the years ended December 31, 2010 and 2009 and file its Form 10-K for the year ended December 31, 2010 within a reasonable period; the Company's inability to efficiently deploy resources to manage the process or complete it on a timely basis; collectability of trade receivables due to the Company by its customers; the Company's ability to develop and market new products; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; changes in the laws of the PRC that affect the Company's operations; and the Company's ability to obtain all necessary government certifications, approvals, and/or licenses to conduct its business. New risk factors emerge from time to time and the Company cannot predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For more information, please contact:

Investor Relations:
China Intelligent Lighting and Electronics, Inc.
Peter Zhu
Tel: +1-646-380-2453